[Final]
AWARD NOTICE
AND
DEFERRED SHARE UNIT AGREEMENT
2017 GRANT
(Form [__])
HILTON 2017 OMNIBUS INCENTIVE PLAN
The Participant has been granted DSUs with the terms set forth in this Award Notice, and subject to the terms and conditions of the Plan and the Deferred Share Unit Agreement to which this Award Notice is attached. Capitalized terms used and not defined in this Award Notice shall have the meanings set forth in the Deferred Share Unit Agreement and the Plan.
Participant: Participant_Name
Date of Grant: Date_of_Grant
DSUs Granted: Number_of_Shares DSUs

DEFERRED SHARE UNIT AGREEMENT
2017 GRANT
HILTON 2017 OMNIBUS INCENTIVE PLAN
This Deferred Share Unit Agreement, effective as of the Date of Grant (as defined below), is between Hilton Worldwide Holdings Inc., a Delaware corporation (the “Company”), and the Director. Capitalized terms shall have the meanings set forth in Section 11 or, if not defined herein, in the Plan.
WHEREAS, the Company has adopted the Hilton 2017 Omnibus Incentive Plan (as it may be amended, the “Plan”) in order to provide a means whereby Participants (as defined in the Plan), including Non-Employee Directors (as defined in the Plan), can acquire and maintain an equity interest in the Company; and
WHEREAS, the Committee (as defined in the Plan), which is responsible for administration of the Plan, has determined to grant DSUs (as defined below) to the Director as provided for herein, and the Company and the Director hereby wish to memorialize the terms and conditions applicable to the DSUs.
NOW, THEREFORE, the parties hereto agree as follows:
1.Grant of DSUs; Dividends; DSU Account.
(a)    The Company hereby grants the DSUs to the Director. Each DSU represents the right to receive one Share upon settlement of such DSU, subject to and in accordance with the terms, conditions and restrictions set forth in the Plan, the Award Notice, and this Agreement. All DSUs issued hereunder shall be fully vested and non-forfeitable on the Date of Grant.
(b)    Each DSU shall be credited with dividend equivalent payments (upon the payment by the Company of dividends on Shares), which shall be delivered in additional DSUs in respect of a number of Shares having a Fair Market Value as of the dividend payment date equal to the amount of such dividends. Accumulated dividend equivalents shall be payable at the same time as the underlying DSUs are settled.
(c)    The Company shall cause an account (the “Unit Account”) to be established and maintained on the books of the Company to record the number of DSUs credited to the Director under the terms of this Agreement. The Director’s interest in the Unit Account shall be that of a general, unsecured creditor of the Company. Upon the issuance of the Shares to the Director as provided for in Section 2 below, the Director’s Unit Account shall be eliminated.
2.    Issuance of Shares in Settlement of DSUs. As soon as reasonably practicable following the Settlement Date (but in no event later than the thirtieth (30th) day following the Settlement Date), the Company shall deliver to the Director, without charge, one Share for each DSU, and each settled DSU shall be canceled upon such delivery.
3.    Restrictions on Transfer; No Rights as a Stockholder. The Director may not assign, sell or otherwise transfer the DSUs or the Director’s right to receive Shares other than in accordance with Section 15(b) of the Plan. The Director will not have any of the rights and privileges of a stockholder of the Company in respect of the Shares subject to DSUs until the Shares have been issued to the Director in accordance with Section 2. The Company has no obligation to issue or transfer the Shares if any issuance or transfer would not comply with all relevant provisions of law and the requirements of any stock exchange on which the Shares are listed for trading.
4.    Adjustments Upon Change in Capitalization. The terms of this Agreement, including the DSUs, the Unit Account, and any dividend equivalent payments accrued pursuant to Section 1(b) shall be subject to adjustment in accordance with Section 13 of the Plan. This paragraph shall also apply with respect to any extraordinary dividend or other extraordinary distribution in respect of Common Stock (whether in the form of cash or other property).
5.    Tax Matters.
(a)    The Company has the right and is hereby authorized to withhold, from any Shares or from any compensation otherwise payable to the Director the amount (in cash, Shares, or other property) of any required withholding or other taxes in respect of the DSUs, and to take such other action(s) as may be necessary in the opinion of the Committee or the Company to satisfy any obligations for the payment of such withholding or other taxes.
(b)    Notwithstanding Section 5(a), the Director acknowledges and agrees that, to the extent consistent with applicable law and the Director’s status as an independent consultant for U.S. Federal income tax purposes, the Company does not intend to withhold any amounts under any federal, state, local or foreign tax laws, and the Director hereby agrees to make adequate provision for any sums required to satisfy all applicable federal, state, local and foreign withholding and other tax obligations of the Director which may arise in connection with the this DSU Award.
(c)    This Agreement is intended to comply with Section 409A of the Code and the related tax regulations (collectively, “Section 409A”), and Section 15(u) of the Plan is incorporated by reference into this Agreement. The Company does not expect that the Director would be a “specified employee” within the meaning of Section 409A at the time of a “separation from service”, as determined under Section 409A as in effect on the Date of Grant. However, the Committee has the right to amend the terms and conditions of this Agreement in any respect as may be necessary or appropriate in order to avoid adverse tax consequences to the Director under Section 409A.
6.    Agreement to Terms of Plan and Award Agreement. The DSUs granted hereunder are subject to the Plan, as it may be amended from time to time, and the terms of the Plan are hereby incorporated into this Agreement. By accepting the DSUs, the Director agrees and acknowledges that the Director has received and read a copy of the Plan, and agrees to be bound by the terms and conditions of the Plan, the Agreement, and the Company’s policies as in effect from time to time, relating to the Plan. In the event of a conflict between any term or provision of the Agreement and a term or provision of the Plan, the Plan will govern and prevail.
7.    No Right to Continued Services. The grant of DSUs and the Director’s participation in the Plan do not create any right to continue the Director’s service as a member of the Board, and the Company may terminate the services of the Director in accordance with the bylaws and charter of the Company.
8.    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of the Director, the Company, and any transferees who hold DSUs pursuant to a valid assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of the Director, the Company, and any transferees who hold DSUs pursuant to a valid assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of New York, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum, and (c) any right to a jury trial.
9.    Electronic Delivery and Acceptance. This Agreement may be executed electronically and in counterparts. The Company currently delivers documents related to the Plan by electronic means. The Director hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line system established and maintained by the Company or a third party designated by the Company. The Company may impose other policies or procedures relating to the Director’s participation in the Plan to the extent the Company determines it is necessary or advisable for legal or administrative reasons.
10.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Director’s participation in the Plan, or the Director’s acquisition or sale of the underlying Shares. The Director is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
11.    Certain Definitions. The following terms shall have the following meanings for purposes of this Agreement:
(a)    “Agreement” means this Deferred Share Unit Agreement including (unless the context otherwise requires) the Award Notice.
(b)    “Award Notice” means the notice to the Director.
(c)    “Date of Grant” means the “Date of Grant” listed in the Award Notice.
(d)    “Director” means the “Participant” listed in the Award Notice.
(e)    “DSUs” means that number of Restricted Stock Units listed in the Award Notice as “DSUs Granted.”
(f)    “Section 409A” has the meaning set forth in Section 5(c).
(g)    “Settlement Date” means the earlier to occur of (i) the date the Director sustains a “separation from service” from the Company Group (as defined in Section 409A) for any reason, and (ii) a Change in Control (provided that such Change in Control also constitutes a “change in ownership or effective control” for the purposes of Section 409A).
(h)    “Shares” means a number of shares of Common Stock equal to the number of DSUs.
(i)    “Unit Account” has the meaning set forth in Section 1(c).

[Signatures follow]

HILTON WORLDWIDE HOLDINGS INC.

By:	/s/ Christopher J. Nassetta
Christopher J. Nassetta
President and Chief Executive Officer

By:	/s/ Matthew Schuyler
Matthew Schuyler
Executive Vice President and Chief Human Resources Officer
Acknowledged and Agreed
as of the date first written above:
Director ES
______________________________
Director Signature

{000005-999989 00261333.DOCX; 1}043291-0008-13998-Active.17022096.5